SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                         Commission File Number:   0-7931


                    FIRST COMMERCE CORPORATION
      (Exact name of registrant as specified in its charter)

                201 ST. CHARLES AVENUE, 29TH FLOOR
                      NEW ORLEANS, LA  70170
                     TELEPHONE (504) 623-1371
   (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                    COMMON STOCK PAR VALUE $5.00 PER SHARE
     (Title of each class of securities covered by this Form)

                               NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty of file reports:

     Rule 12g-4(a)(1)(i)  [X]    Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6
     Rule 12h-3(b)(1)(i)  [X]

Approximate number of holders of record as of the certification or notice
date:   One (1)

Pursuant to the requirements of Securities Exchange Act of 1934, First Commerce Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   FIRST COMMERCE CORPORATION


DATE:   June 12, 1998              By:  /s/  Ian Arnof
                                        --------------
                                   Ian Arnof
                                   Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized persons. The name and title of the person signing the form shall be typed or printed under the signature.